UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 18, 2013

MENDOCINO BREWING COMPANY, INC.

(Exact Name of Registrant as Specified in Charter)

California

(State or Other Jurisdiction of Incorporation)

0-22524	68-0318293
(Commission File No.)	(IRS Employer Identification Number)

1601 Airport Road, Ukiah, California	95482
(Address of Principal Executive Offices)	(Zip Code)

(707) 463-2087

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On September 18, 2013, Mendocino Brewing Company, Inc. (the “Company”) and its wholly-owned subsidiary, Releta Brewing Company LLC (“Releta”, together with the Company, the “Borrowers”) received a notice (the “Default Notice”) from Cole Taylor Bank (the “Lender”) regarding its intention to exercise certain rights with respect to events of default of the Company pursuant to the Credit and Security Agreement, dated as of June 23, 2011, by and among the Borrowers and the Lender, as amended by that certain First Amendment, dated as of March 29, 2013 (collectively, the ”Loan Agreement”).

The Loan Agreement provides the Borrowers with a credit facility, with a maturity date of June 23, 2016, of up to $10,000,000, which consists of a $4,119,000 revolving facility, a $1,934,000 machinery and equipment term loan, a $2,947,000 real estate term loan and a $1,000,000 capital expenditure line of credit. The credit facility is secured by the personal property of the Company and Releta, and the Company’s Ukiah, California facility, among other items of the Borrowers’ property. The covenants made by the Borrowers pursuant to the Loan Agreement include requirements that the Borrowers maintain certain financial metrics, including certain minimum fixed charge coverage ratios for trailing twelve month periods and minimum tangible net worth. As previously disclosed in the Company’s current report on Form 8-K filed on May 3, 2013 and quarterly report on Form 10-Q filed on August 14, 2013 (which are incorporated by reference herein to the extent they refer to the Loan Agreement), the Company has been in default of the fixed charge coverage ratio for the trailing twelve month periods ending March 31, 2013, April 30, 2013, May 31, 2013 and June 30, 2013. On each of such dates, the fixed charge coverage ratio was required to be at least 1.05 to 1. On March 31, 2013, the fixed charge coverage ratio for the trailing twelve month period was 0.90 to 1.00, which such ratio decreased to 0.28 to 1.00 as of June 30, 2013.

In addition to the defaults previously described, the Default Notice lists the following additional defaults:

●	The required fixed charge coverage ratio for the trailing twelve month period ending July 31, 2013 fell short of the required ratio.

●	The tangible net worth of the Borrowers fell short of the required amount.

●	The Borrowers failed to deliver to the Lender the financial projections required by the Loan Agreement.

As of July 31, 2013, the fixed charge coverage ratio was required to be 1.10 to 1. The Company calculates that the fixed charge coverage ratio as of July 31, 2013 was 0.20 to 1. The Company calculates that the required tangible net worth of the Borrowers to be $6,181,400 as of July 31, 2013 and the actual tangible net worth on such date to be $5,877,300. The Company does not anticipate that the Borrowers will be able to regain compliance with the required fixed charge coverage ratio or the minimum tangible net worth in the near future.

The Loan Agreement provides that the failure of the Borrowers to observe any covenant will constitute an event of default under the Loan Agreement. Under the Loan Agreement, upon the occurrence of an event of default, all of the Borrowers’ obligations under the Loan Agreement may, at the option of the Lender, be declared, and immediately shall become, due and payable, without notice of any kind. The event of default shall be deemed continuing until waived in writing by the Lender. The Default Notice states that the Lender has elected the charge a default interest rate equal to two percent (2%) per annum in excess of the interest rate otherwise payable under the Loan Agreement effective September 1, 2013. The Company estimates that the increased interest rate will result in the payment by the Company to Lender of an additional amount of approximately $120,000 for the first year. The Lender has not waived the events of default described in the Default Notice and has reserved the right to all other available rights and remedies under the Loan Agreement, certain other related documents and applicable law. The Lender could declare the full amount owed under the Loan Agreement due and payable at any time for any reason or no reason. The Company has not received any notice or other communication from the Lender that it intends to exercise any of the remedies available to it under the Loan Agreement in connection with the events of default. The exercise of additional remedies by the Lender may have a material adverse effect on the Company’s financial condition and the Company’s ability to continue to operate. If it becomes necessary for the Borrowers to seek additional financing, there is no guarantee that the Borrowers will be able to obtain such financing on terms favorable to the Company or on any terms.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MENDOCINO BREWING COMPANY, INC. (Registrant)

Date: September 24, 2013	By:	/s/ Mahadevan Narayanan
Mahadevan Narayanan
Chief Financial Officer & Corporate Secretary